SUB-ITEM 77(d)

MORGAN STANLEY INSURED MUNICIPAL BOND TRUST

As previously stated in the Joint Proxy Statement dated October 1, 2008, which was distributed in connection with the November 14, 2008 Special Shareholder
Meeting, the Trust may invest in options, futures, variable rate obligations and when-issued or delayed delivery securities as noted below.

         Options and Futures. The Trust may invest in options and futures. The
Trust may use options and futures to protect against a decline in the Trust's securities or an increase in prices of securities that may be purchased. If the
Trust invests in options and/or futures, its participation in these markets would subject the Trust's portfolio to certain risks. If the Investment
Adviser's predictions of movements in the direction of the markets are inaccurate, the adverse consequences to the Trust (e.g., a reduction in the
Trust's net asset value or a reduction in the amount of income available for distribution) may leave the Trust in a worse position than if these strategies were not used. Other risks inherent in the use of options and futures include, for example, the possible imperfect correlation between the price of options and futures contracts and movements in the prices of the securities being hedged and the possible absence of a liquid secondary market for any particular instrument.
Certain options may be over-the-counter options which are options negotiated with dealers; there is no secondary market for these investments and they may be difficult to value.

         Variable Rate Obligations. The Trust may invest in Municipal
Obligations of the type called variable rate obligations. The interest rate payable on a variable rate obligation is adjusted at predesignated periodic intervals. Other features may include the right whereby the Trust may demand prepayment of the principal amount of the obligation prior to its stated
maturity (a "demand feature") and the right of the issuer to prepay the principal amount prior to maturity. The principal benefit of a variable rate obligation is that the interest rate adjustment minimizes changes in the market value of the obligation. As a result, the purchase of variable rate obligations should enhance the ability of the Trust to maintain a stable net asset value per share and to sell obligations prior to maturity at a price that is approximately the full principal amount of the obligations. The principal benefit to the Trust of purchasing obligations with a demand feature is that liquidity, and the ability of the Trust to obtain repayment of the full principal amount of an obligation prior to maturity, is enhanced. The payment of principal and interest by issuers of certain obligations purchased by the Trust may be guaranteed by letters of credit or other credit facilities offered by banks or other financial institutions. Such guarantees will be considered in determining whether an obligation meets the Trust's investment quality requirements.

         When-Issued and Delayed Delivery Securities. From time to time, the
Trust may purchase securities on a when-issued or delayed delivery basis. When these transactions are negotiated, the price is fixed at the time of the commitment, but delivery and payment can take place a month or more after the date of commitment. The Trust may sell the securities before the settlement date, if it is deemed advisable. The securities so purchased or sold are subject to market fluctuation and no interest or dividends accrue to the purchaser prior to the settlement date. At the time the Trust makes the commitment to purchase or sell securities on a when-issued or delayed delivery basis, it will record the transaction and thereafter reflect the value, each day, of such security purchased, or if a sale, the proceeds to be received, in determining its net asset value. At the time of delivery of the securities, their value may be more or less than the purchase or sale price. An increase in the percentage of the
Trust's assets committed to the purchase of securities on a when-issued or delayed delivery basis may increase the volatility of its net asset value. The
Trust will also establish a segregated account on the Trust's books in which it will continually maintain cash or cash equivalents or other liquid portfolio securities equal in value to commitments to purchase securities on a when-issued or delayed delivery basis.